As filed with the Securities and Exchange Commission on March 30, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 ___________________________________
Daré Bioscience, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-4139823 (I.R.S. employer identification number)

3655 Nobel Drive, Suite 260, San Diego, CA (Address of principal executive offices)	92122 (Zip code)

Daré Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan
(Full title of the plan)

  Sabrina Martucci Johnson
President and Chief Executive Officer
Daré Bioscience, Inc.
3655 Nobel Drive, Suite 260
San Diego, CA 92122
(Name and address of agent for service)
(858) 926-7655
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share	1,663,850 shares	$1.67 to $1.96 (2)	$2,965,293	$324
(1)Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional shares of common stock that may become issuable under the plan covered by this registration statement by reason of any stock split, stock dividend, recapitalization, or any other similar transaction effected that results in an increase to the number of outstanding shares of the registrant’s common stock. The 1,663,850 shares consist of (a) 1,020,184 shares (the “Shares Subject to Outstanding Options”) subject to outstanding options granted under the Daré Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan (the “Plan”) and (b) 643,666 shares reserved for future grant or issuance under the Plan (the "Reserved Shares").
(2)Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933. The proposed maximum offering price per share and the proposed maximum aggregate offering price (a) for the Shares Subject to Outstanding Options are based upon the weighted-average exercise price of the outstanding options, and (b) for the Reserved Shares are based on the average of the high and the low prices per share of the registrant’s common stock as reported on the Nasdaq Capital Market as of a date (March 23, 2021) within five business days prior to the filing of this registration statement.

Securities	No. of shares	Proposed maximum offering price per share	Proposed maximum aggregate offering price
Shares Subject to Outstanding Options	1,020,184	$1.67	$1,703,707
Reserved Shares	643,666	$1.96	$1,261,585
Total	1,663,850	N/A	$2,965,292
This registration statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE
Pursuant to General Instruction E to Form S-8, Daré Bioscience, Inc. (“Daré”) is filing this registration statement with the Securities and Exchange Commission (the “Commission”) to register an additional 1,663,850 shares of common stock under Daré’s Amended and Restated 2014 Stock Incentive Plan (together with previous versions of such plan, the “Plan”) pursuant to the provisions of the Plan providing for an automatic increase in the number of shares of common stock reserved for issuance under the Plan on January 1 of every year until, and including, the fiscal year ending December 31, 2024, in an amount equal to the least of (i) 2,000,000 shares, (ii) 4% of the number of outstanding shares of Daré’s common stock on January 1 of the applicable year, or (iii) an amount determined by Daré’s board of directors.
In accordance with General Instruction E to Form S-8, this registration statement incorporates by reference the contents of Daré’s registration statements on Form S-8 related to the Plan filed with the Commission on August 13, 2014 (File No. 333-198126), May 8, 2015 (File No. 333-204007), May 27, 2016 (File No. 333-211697), August 17, 2018 (File No. 333-226904), April 10, 2019 (File No. 333-230802), and March 30, 2020 (File No. 333-237473) except in each case for Item 8, Exhibits, and in each case as modified or superseded pursuant to Rule 412 under the Securities Act of 1933.
In accordance with the instructional Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this registration statement for offers of common stock pursuant to the Plan. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.
The following exhibits are filed as a part of or incorporated by reference into this registration statement:

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
5.1	Opinion of Breakwater Law Group, LLP					X
23.1	Consent of Mayer Hoffman McCann P.C.					X
23.2	Consent of Breakwater Law Group, LLP (included in Exhibit 5.1)					X
24.1	Powers of Attorney (included on the signature page of this registration statement)					X
99.1	Daré Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan	Form 8-K	001-36395-18949535	10.1	7/12/2018
99.2	Form of Incentive Stock Option Agreement for grants under the Daré Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan	Form 10-Q	001-36395-181013316	10.3	8/13/2018
99.3	Form of Nonstatutory Stock Option Agreement for grants under the Daré Bioscience, Inc. Amended and Restated 2014 Stock Incentive Plan	Form 10-Q	001-36395-181013316	10.4	8/13/2018

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 30, 2021.

Daré Bioscience, Inc.

By:	/s/ Lisa Walters-Hoffert
Lisa Walters-Hoffert
Chief Financial Officer
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Daré Bioscience, Inc., constitutes and appoints Sabrina Martucci Johnson and Lisa Walters-Hoffert, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any one or more amendments to any part of this registration statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Securities Act of 1933, as amended, to keep such registration statement effective or to terminate its effectiveness, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she himself or herself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sabrina Martucci Johnson	President, Chief Executive Officer, Secretary and Director	March 30, 2021
Sabrina Martucci Johnson	(Principal Executive Officer)

/s/ Lisa Walters-Hoffert	Chief Financial Officer	March 30, 2021
Lisa Walters-Hoffert	(Principal Financial and Accounting Officer)

/s/ William H. Rastetter	Chairman of the Board	March 30, 2021
William H. Rastetter, Ph.D.

/s/ Cheryl R. Blanchard	Director	March 30, 2021
Cheryl R. Blanchard, Ph.D.

/s/ Jessica D. Grossman	Director	March 30, 2021
Jessica D. Grossman, M.D.

/s/ Susan L. Kelley	Director	March 30, 2021
Susan L. Kelley, M.D.

/s/ Gregory W. Matz	Director	March 30, 2021
Gregory W. Matz

/s/ Robin J. Steele	Director	March 30, 2021
Robin J. Steele, J.D., L.L.M.